UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2026

Atea Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39661	46-0574869
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Franklin Street

Suite 2100

Boston, MA 02110

(Address of principal executive offices) (Zip Code)

(857) 284-8891

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AVIR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2026 (the “Closing Date”), Atea Pharmaceuticals, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Hercules Capital, Inc. (“Hercules”), as agent, and the lenders party thereto, providing for term loans in an aggregate principal amount of up to $200.0 million, subject to the terms and conditions set forth therein.

The Agreement provides for senior secured term loans which mature on November 1, 2031 (the “Maturity Date”), for up to $200.0 million and consists of the following tranches (collectively, the “Term Loans”): (1) a Tranche 1 Term Loan of $65.0 million drawn on the Closing Date, (2) a Tranche 2 Term Loan of up to $35.0 million, (3) a Tranche 3 Term Loan up to the difference between $35.0 million and the amounts funded under Tranche 4, (4) a Tranche 4 Term Loan up to the difference between $70.0 million and the amounts funded under Tranche 3, and (5) a Tranche 5 Term Loan of up to $30.0 million. The Tranche 2 Term Loan is available subject to certain conditions, including the successful completion, prior to a specified date in the second half of 2027, of the Company’s ongoing Phase 3 clinical trial, which is evaluating the fixed-dose combination of bemnifosbuvir and ruzasvir (“BEM/RZR”). The Tranche 3 and Tranche 4 Term Loans are available subject to certain conditions, including the achievement of a financing milestone and certain milestones relating to the development and commercialization of BEM/RZR by specified dates. The Tranche 5 Term Loan is available in the sole discretion of the lenders.

All Term Loans will bear interest at a floating rate based upon an annual interest rate of the greater of (i) the prime rate as reported in The Wall Street Journal plus 2.35% and (ii) 9.35%, payable monthly in arrears. The Company is required to pay an initial upfront fee of $650,000 and an upfront fee equal to 1.00% of any advance for Tranche 2 through Tranche 5. The Company also incurs additional debt issuance costs including financial advisory fees, legal fees and other transaction costs. The Term Loans are interest-only for 48 months, extendable to maturity upon achievement of a commercial milestone by a specified date. The Company may prepay the Term Loans in whole or in part prior to the maturity date, subject to certain prepayment fees. Upon any prepayment of the Term Loans, at maturity or upon acceleration, the Company is also required to pay an end of term charge.

The Agreement contains customary affirmative and restrictive covenants, representations and warranties and events of default. The Agreement contains financial covenants, including: (i) a minimum cash covenant, which is tested beginning on October 1, 2027, requiring the Company to maintain cash at all times in an amount greater than or equal to a specified percentage of the outstanding obligations under the Agreement; provided that the minimum cash covenant is not tested on any day when the Company meets a specified market capitalization requirement and (ii) a performance covenant that is tested beginning on the last day of the month that is six months after FDA approval of BEM/RZR, requiring the Company to meet specified minimum revenues from sales of BEM/RZR, or alternatively, meet a minimum cash covenant requiring the Company to maintain cash in an amount equal to at least 50% of outstanding obligations under the Agreement in addition to meeting a specified market capitalization requirement or maintain cash in an amount of at least 85% of outstanding obligations under the Agreement. Upon the occurrence of an event of default, the lenders may, among other things, accelerate the Company’s obligations under the Agreement (including all obligations for principal, interest and any applicable prepayment charges and end of term charges); provided that upon an event of default relating to certain insolvency, liquidation, bankruptcy or similar events, all outstanding obligations will be automatically accelerated.

The Company’s obligations under the Agreement are secured by substantially all of its assets, including its intellectual property. Certain of the Company’s future subsidiaries may, from time to time after the Closing Date, join as co-borrowers or guarantors and be required to guarantee the Company’s obligations under the Agreement and, in connection with such guarantee, pledge substantially all of their assets, including intellectual property, to secure such guarantee.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1*+	Loan and Security Agreement, dated November 6, 2026, among the Company, Hercules Capital, Inc., as agent, and the lenders party thereto.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

*	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
+

Annexes, schedules, and certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATEA PHARMACEUTICALS, INC.

Date: November 9, 2026	By:	/s/ Andrea Corcoran
Andrea Corcoran
Chief Financial Officer and Executive Vice President, Legal and Secretary